Exhibit 10.3

EXECUTION COPY

FORBEARANCE AGREEMENT

This Forbearance Agreement (“Agreement”) is made and entered into this 9th day of May, 2025, by and between, the undersigned investor (“Investor”) and Aditxt, Inc., a Delaware corporation (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties refer herein to the following:

(i) prior to the date hereof, the Investor and/or certain other investors (the “Other Holders”, and together with the Investor, the “Holders” and each a “Holder”) acquired shares of Series F-1 Convertible Preferred Stock, $0.0001 par value (collectively, the “EVFM Series F-1 Preferred Shares”) of Evofem Biosciences, Inc., a Delaware corporation with offices located at 12400 High Bluff Drive, Suite 600, San Diego, California 92130 (the “EVFM”);

(ii) pursuant to those certain Exchange Agreements, dated as of December 22, 2023 (the “A-1 Exchange Agreements”), each by and between the Company and a Holder, the Company acquired the EVFM Series F-1 Preferred Shares in exchange for, among other things, certain shares of Series A-1 Convertible Preferred Stock, $0.0001 par value (the “Existing Series A-1 Shares”), the terms of which are set forth in the certificate of designation for such Existing Series A-1 Shares (the “Series A-1 Certificate of Designations”);

(iii) pursuant to that certain Securities Purchase Agreement, dated as of May 2, 2024, by the between the Company and the investors party thereto (including the Investor) (the “Series C-1 Securities Purchase Agreement, the Company sold to such investors (including the Investor), among other things, certain shares of Series C-1 Convertible Preferred Stock, $0.0001 par value (the “Existing Series C-1 Shares”), the terms of which are set forth in the certificate of designation for such Existing Series C-1 Shares (the “Series C-1 Certificate of Designations”, and together with the Series A-1 Certificate of Designations, each an “Applicable Certificate of Designations”);

(iv) capitalized terms not defined herein shall have the meaning as set forth in the Series C-1 Securities Purchase Agreement;

(v) the Company desires, from time to time, to sell shares of Common Stock (as defined in the Series C-1 Securities Purchase Agreement) pursuant to one or more (x) equity lines of credit and/or (y) at-the market offerings (the “VRT Potential Offerings”);

(vi) the Company may, from time to time, directly or indirectly, sell the EVFM Series F-1 Preferred Shares (and/or shares of common stock of EVFM issuable upon conversion thereof) (each, an “EVFM Sale”);

(vii) the Company desires to consummate one or more additional financing transactions, with a contemplated initial offering of up to $8 million (the “Initial Offering”) and one or more additional offerings (each an “Additional Offering”, and collectively with the Initial Offering, the “Proposed Offerings”);

(viii) the Investor holds such aggregate amount of preferred stock of the Company as specified on the signature page of the Investor attached hereto (the “Investor Preferred Shares”); and

(ix) the Company desires to obtain a consent to the Proposed Offerings in the aggregate amount of up to $24 million from the Investor in its capacity as the holder of the Investor Preferred Shares (the “Consent”) and the Forbearance (as defined below) through the close of business on August 7, 2025 (or such earlier date as the Company takes any action the result of which would reasonably be expected to result in a Bankruptcy Triggering Event (as defined in the Series C-1 Certificate of Designations)) (as applicable, the “Forbearance Expiration Date”) with respect to the Investor Preferred Shares; provided, that the Consent and the Forbearance granted herein shall be null in void to the extent the Company breaches any term or condition of this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants, understandings and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties do hereby agree as follows:

1. Forbearance. Effective upon the execution of this Agreement until the Forbearance Expiration Date (the “Forbearance Period”), and except as provided in Section 2 below, Investor agrees not to exercise any of its judicial or administrative enforcement action to obtain any cash or other assets (excluding Common Stock or other assets issuable upon conversion, exercise or exchange of the Investor Preferred Shares in accordance with the terms thereof) from the Company (or seek appointment of a receiver) on account of any outstanding payment obligations of the Company under the Investor Preferred Shares or that may arise from the date of this Agreement through the Forbearance Expiration Date (the “Forbearance”).

2. Exclusions from Forbearance. For the avoidance of doubt, the Forbearance shall be not apply to any rights or remedies with respect to the Investor Preferred Shares (including, without limitation, any conversion, exercise or exchange by the Investor) other than judicial or administrative enforcement to obtain any cash or other assets (excluding Common Stock or other assets issuable upon conversion, exercise or exchange of any Investor Preferred Shares in accordance with the terms thereof) from the Company (or seek appointment of a receiver) on account of any outstanding payment obligations of the Company under any Investor Preferred Shares. The Forbearance Period shall terminate upon (a) any Bankruptcy Triggering Event, and/or (b) any action taken by any holder (or any representative or agent thereof) of indebtedness of the Company or any of its subsidiaries either (x) to seek to obtain payment of such indebtedness in excess of $250,000 prior to the maturity date of such indebtedness, or (y) to seize any assets of the Company or any of its subsidiaries or (z) any breach of any term or condition of this Agreement.

3. Existing Triggering Events; Redemptions; Legal Fee Amount. The Company hereby acknowledges and confirms that one or more Triggering Events (as defined in the Applicable Certificate of Designations) exists as of the date hereof and remains uncured as of the date hereof. Notwithstanding the foregoing, in settlement of the Investor’s claims and obligations with respect to such Triggering Events, (a) provided that the Company receives gross proceeds of an aggregate of $10 million or more in the Proposed Offerings, the Company shall concurrently redeem 5,124 of the Existing Series A-1 Preferred Shares (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations and similar events) (or, if less, the remaining Existing Series A-1 Shares then outstanding assuming the completion of any exercised Reinvestment Right (as defined below) with respect thereto), allocated pro rata among the holders of Existing Series A-1 Shares as of the date hereof, in a Company Optional Redemption (as defined in the Applicable Certificate of Designations) at the Company Optional Redemption Price (as defined in the Applicable Certificate of Designations) then in effect with respect thereto (the “Initial Series A-1 Redemption”), (b) provided that the Company receives gross proceeds of $20 million or more in the Proposed Offerings, the Company shall concurrently redeem 8,200 of the Existing Series A-1 Shares (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations and similar events) (or, if less, the remaining Existing Series A-1 Shares then outstanding assuming the completion of any exercised Reinvestment Right with respect thereto), allocated pro rata among the holders of Existing Series A-1 Shares as of the date hereof, in a Company Optional Redemption at the Company Optional Redemption Price then in effect with respect thereto (the “Second Series A-1 Redemption”), (c) by no later than first (1st) Business Day after the time of the closing of any Additional Offering, the Company shall redeem any remaining Existing C-1 Shares (after giving effect to any exercised Reinvestment Rights with respect thereto) (the “Series C-1 Redemption”) in a Company Optional Redemption at the Company Optional Redemption Price then in effect with respect thereto, (d) if the Company sells any securities pursuant to any VRT Potential Offering, the Company shall apply 30% of the gross proceeds thereof to redeem any remaining Existing C-1 Shares then outstanding (and after no Existing C-1 Shares remain outstanding, any Existing Series A-1 Shares then outstanding, as applicable), allocated pro rata among the holders of Existing Series C-1 Shares (and/or Existing Series A-1 Shares, as applicable) as of the date hereof, in a Company Optional Redemption at the Company Optional Redemption Price then in effect with respect thereto and (c) if the Company consummates any EVFM Sale, in whole or in part, the Company shall apply 30% of the gross proceeds thereof to redeem any remaining Existing C-1 Shares then outstanding (and after no Existing C-1 Shares remain outstanding, any Existing Series A-1 Shares then outstanding, as applicable), pro rata among the holders of Existing Series C-1 Shares (and/or Existing Series A-1 Shares, as applicable) as of the date hereof, in a Company Optional Redemption at the Company Optional Redemption Price then in effect with respect thereto. The Company shall reimburse Kelley Drye & Warren, LLP in an aggregate non-accountable amount of $15,000 (the ”Legal Fee Amount”) for costs and expenses incurred by it in connection with drafting and negotiation of this Agreement.

4. Additional Offering Reinvestment Right. The Company hereby grants the Investor the right (each, a “Reinvestment Right”) to participate in any Additional Offering by (x) immediately prior thereto (or concurrently therewith) redeeming all, or any part, of the Existing Series A-1 Shares and/or Existing Series C-1 Shares, as applicable, then held by the Investor (and specified by the Investor in writing for reinvestment) for cash at a redemption price equal to the 150% of the Stated Value (as defined in the respective Certificate of Designations) of such Existing Series A-1 Shares and/or Existing Series C-1 Shares, as applicable, subject to reinvestment and (y) such cash amount subject to reinvestment shall be applied, on a dollar-by-dollar basis, against the purchase price of securities to be acquired by the Investor in such Additional Offering (as specified and net funding in the flow of funds of such Additional Offering).

5. Investor’s Representations and Warranties. Investor represents and warrants as follows:

a. It is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement.

b. It has not assigned to any person, business entity or trust any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.

c. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Investor and no further action is required by the Investor, its board of directors or the Investor’s managers or membership holders in connection therewith. This Agreement has been duly executed by Investor and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Investor enforceable against Investor in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

d. Investor is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under 1933 Act, and Investor is able to bear the economic risk of an investment in securities of the Company.

6. Company’s Reaffirmations, Representations and Warranties. The Company represents and warrants as follows:

a. The Company is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement.

b. The Company has not assigned to any person, business entity or trust any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.

c. The Company hereby reaffirms that (i) each of the A-1 Exchange Agreements and the C-1 Securities Purchase Agreement constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, (ii) the Existing Series A-1 Shares and the Existing Series C-1 Shares are duly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (“Liens”) with respect to the issue thereof and (iii) upon conversion thereof, the Common Stock issued to any applicable holder of such preferred stock, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

d. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or the Company’s stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

e. This Agreement has been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

7. Binding. This Agreement shall inure to the benefit of the parties and shall be binding upon each of the parties and their assigns, successors, heirs, and representatives.

8. Authority. Each of the Parties represents and warrants that it has the authority to enter into this Agreement, that the person(s) signing this Agreement on its behalf is authorized to do so and that it has not assigned or otherwise transferred any interest in any claim which is the subject of this Agreement.

9. No Duress. Each of the Parties to this Agreement was represented by counsel and this Agreement was negotiated at arm’s length and should not be read against any party. Each of the Parties and their respective counsel acknowledge that they have carefully read and fully understand the provisions of this Agreement, that they have been given a reasonable period of time to consider the terms of this Agreement, and that they enter into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion, or duress and thus no party shall attempt to invoke the rule of construction to the effect that ambiguities, if any, are to be resolved against the drafting party.

10. Severability. If any of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

11. Choice of Law and Venue. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company and Investor each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and Investor further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address set forth for notices herein shall be deemed in every respect effective service of process in any such suit, action or proceeding.

12. Entire, Final and Binding Agreement. Each of the Parties acknowledges and agrees that this Agreement is the final and binding Agreement between them concerning the matters released. This writing contains the entire Agreement of the Parties and, in entering into this Agreement, each of the Parties acknowledges that it has not relied on any promise, agreement, representation or statement, whether oral or written, that is not expressly set forth in this Agreement.

13. Amendments or Waivers. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by the Parties.

14. Date of Execution. The date of execution of this Agreement shall be the date upon which the last of the Parties signs this Agreement.

15. Counterparts. This Agreement may be signed in counterparts and, if so signed, this Agreement shall have the same force and effect as if signed at the same time. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.

16. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (b) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth above.

17. Disclosure of Transaction. The Company shall, on or before 9:30 a.m., New York City Time, on the first (1st) Business Day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching this Agreement as an exhibit to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Investor by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by this Agreement or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Investor or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby without the consent of the other party; provided, however, the Company shall be entitled, without the prior approval of the Investor, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Investor in any filing, announcement, release or otherwise.

18. Independent Nature of Investor’s Obligations and Rights. The obligations of the Investor under this Agreement are several and not joint with the obligations of any holder of securities of the Company (each, an “Other Investor”) that may sign any other agreement with respect to the transaction contemplated hereby (each, an “Other Agreement”), and the Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under any Other Agreement. Nothing contained herein or in any Other Agreement, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that the Investor and the Other Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or any Other Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.

19. Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any consent, release, amendment, forbearance, settlement or waiver relating to the terms, conditions and transactions contemplated hereby (other than payment of legal fees to Kelley Drye & Warren LLP with respect hereto) (each a “Settlement Document”), is or will be more favorable to such Person than those of the Investor and this Agreement. If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Investor immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by the Investor or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Investor may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement shall apply to the Investor as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Investor. The provisions of this Section 19 shall apply similarly and equally to each Settlement Document.

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IN WITNESS WHEREOF, expressly intending to be legally bound, the Parties through their duly authorized agents, have executed this Agreement as of the dates set forth below.

ADITXT, INC.

By:
Name:	Amro Albanna
Title:	CEO
Address:	2569 Wyandotte Street, Suite 101
Mountain View, CA 94043

IN WITNESS WHEREOF, expressly intending to be legally bound, the Parties through their duly authorized agents, have executed this Agreement as of the dates set forth below.

INVESTOR:

By:
Name:
Title:
Address:

Preferred Stock of the Company held by the

Investor:

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